EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (as the same may be amended from time to time in accordance with its terms, this “Agreement” ), is entered into as of November14, 2023, this supersedes the original Agreement dated on January 9, 2023, between The Eastern Company (the “Company” ) and Mark Anthony Hernandez (the “Executive”)

R E C I T A L S

WHEREAS, the Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein, effective as of January 23, 2023 (the “Effective Date”).

2. Term. The Company shall employ the Executive for a term commencing on the Effective Date and continuing until terminated in accordance with Section 8 below (the “Term”). The Executive acknowledges and agrees that no agreement or arrangement between the Executive and the Company Group (as defined below) (including the execution and delivery of this Agreement) shall entitle the Executive to become or remain in the employment of the Company Group or affect the right of the Company Group to terminate the Executive’s employment at any time and for any reason.

3. Duties and Responsibilities.

(a) Title and Reporting. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such authority, duties and responsibilities as is consistent with such position and as otherwise determined by the board of directors of the Company (the “Board”), including, without limitation, serving as a director, manager and/or officer of the Company and any direct or indirect subsidiary thereof (collectively, the “Company Group”). The Executive shall report to the Board.

(b) Standard of Care. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability and shall observe and comply in all material respects with all of the policies and procedures established by the members of the Company Group and the Board from time to time (including any employee handbook of a member of the Company Group) that are applicable to the Company’s senior executives, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

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(c) Devotion of Time. The Executive will exercise his best efforts in furtherance of, and devote all of his business time (except for vacation as permitted hereunder and reasonable absence for illness) to, the operation of the business and affairs of the members of the Company Group; provided, however, that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs, or (ii) with prior written approval of the Board, serving on the boards of directors or advisory boards of other companies, in each case, so long as such activities listed in clauses (i) and (ii) do not, individually or in the aggregate, (x) compete with the business of the Company Group, (y) violate any covenants applicable to the Executive hereunder or under any other document, agreement or instrument to which the Executive is a party or violate any policy of the Company Group or (z) materially interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company in accordance with the terms hereof.

4. Compensation.

(a) Base Salary. During the Term, as compensation for his services hereunder and in consideration of the covenants set forth in this Agreement, the Company shall pay to the Executive an annual base salary (as may be adjusted from time to time, the “Base Salary”) equal to $515,000 per annum. The Base Salary may be increased, but not decreased, from time to time in the Board’s (or the compensation committee of the Board (the “Compensation Committee”)) discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Term.

(b) Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual bonus (the “Bonus”) with a target Bonus equal to 100% of Base Salary. The Bonus shall be payable based on the performance of the Company Group, as determined by the Compensation Committee, and in accordance with the Company’s general bonus plan for senior executives of the Company from time to time. For 2023, the Company’s bonus plan provides for payment of a Bonus equal to 35% of Base Salary in the event of achievement of threshold performance and up to 200% of Base Salary in the event of achievement of 150% of the target performance goals, each as determined by the Compensation Committee in its discretion. The Bonus is payable in the fiscal year following the fiscal year to which such bonus relates. The Executive must be continuously employed by the Company from the Effective Date through the payment date to be eligible to receive a Bonus.

(c) Upfront Equity Award. Shortly following the Effective Date, and subject to approval by the Compensation Committee, the Executive shall be granted 15,000 shares of restricted stock (the “Restricted Stock Award”) pursuant to the Company’s 2020 Stock Incentive Plan (the “Equity Incentive Plan”). The Restricted Stock Award shall be conditioned on the Executive entering into an award agreement provided by the Company and shall be subject to the terms and conditions of such award agreement, the Equity Incentive Plan and the other governing documents of the Company. The award agreement shall provide that the Restricted Stock Award shall vest in substantially equal installments on each of the first, second and third anniversary of the date of grant, subject to the Executive’s continuous employment with the Company through the applicable vesting date and such other terms and conditions as contained in the award agreement.

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(d) Additional Equity Awards. The Executive shall be eligible for additional equity awards, as determined by the Compensation Committee in its discretion, based on the performance of the Company Group.

5. Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, medical insurance plans and programs) that are established and made generally available by the Company from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health), but excluding any such plan or program providing for severance payments or benefits upon termination of employment. The Company reserves the right to amend, modify or terminate such plans and programs from time to time in its sole discretion.

6. Vacation. During the Term, the Executive shall be entitled to five weeks of vacation per year in accordance with the Company’s policies for employees of the Company, as modified from time to time; provided, however, that such vacation shall not adversely interfere with the Executive’s operation of the business and affairs of the Company.

7. Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable and documented business travel, business entertainment, business development, and other out-of-pocket expenses actually incurred by him in furtherance of the performance of his duties hereunder subject to and in accordance with the policies, procedures and limits of the Company as in effect from time to time including, without limitation, the submission of reasonable written verification or receipts documenting such expenses.

8. Termination. This Agreement, and the Executive’s employment hereunder, may be terminated as follows:

(a) For Cause. The Company may immediately terminate this Agreement and the Executive’s employment hereunder for cause by delivery of written notice to the Executive upon a determination by the Board of the occurrence of any of the following events (a termination for “Cause”):

(i) the material failure of the Executive to perform his duties with respect to the Company Group or the Executive’s failure to comply with any reasonable lawful directives of the Board;

(ii) gross negligence, recklessness or willful misconduct by the Executive in the performance of his duties or otherwise with respect to the Company Group;

(iii) the Executive perpetrates a fraud, theft, or embezzlement, or misappropriation of funds against or affecting any member of the Company Group or any affiliate, customer, client, agent, creditor, equityholder or employee of any member of the Company Group;

(iv) the Executive commits a material breach of this Agreement, any other organizational document of any member of the Company Group or any other agreement or contract with any member of the Company Group or any affiliate thereof to which he is a party, including the Company’s long term incentive plan and any award agreements thereunder (it being understood that any breach or violation of a restrictive covenant set forth under any such agreement or contract shall be considered materials);

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(v) the Executive is charged with, convicted of, or enters a plea of guilty or nolo contendere to, (A) a felony or (B) a crime involving fraud, embezzlement, theft, other financial dishonesty or moral turpitude;

(vi) the Executive engages in any activity that is harmful, in a material respect, to any member of the Company Group monetarily or otherwise, as reasonably determined by the Board, or the Executive commits any willful act or omission that is reasonably likely to injure the reputation or business of any member of the Company Group or a business relationship of any member of the Company Group; or

(vii) the Executive materially violates any law or other regulations relating to the workplace environment or applicable to any member of the Company Group or any affiliate thereof, or any written policy of the Company Group (including, without limitation, laws or policies relating to sexual harassment or age, sex or other prohibited discrimination);

provided, however, that a termination for Cause, and the rights of the Company with respect thereto, shall not include the occurrence of events or circumstances covered by Section 8(a)(i), unless, if such events or circumstances are capable of being cured (as determined in good faith by the Board in its sole discretion), such events or circumstances are not cured within ten (10) days following receipt of written notice from the Company of the occurrence of the events or circumstances.

(b) Death. This Agreement and the Executive’s employment hereunder shall automatically terminate without notice to either party hereto in the event of the Executive’s death.

(c) Disability. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder due to disability (“Disability”) if the Executive is unable, due to a mental or physical injury, illness or disorder, to perform the essential functions, duties and responsibilities of his position hereunder, after reasonable accommodation has been made for him (if required under the Americans with Disabilities Act) on a full-time basis for a period of more than ninety (90) days during any consecutive three hundred and sixty-five (365) day period.

(d) Without Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder at any time without Cause upon delivery of written notice to the Executive.

(e) Mutual Agreement. The parties hereto may terminate this Agreement and the Executive’s employment hereunder upon their mutual written consent.

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(f) Good Reason. The Executive may terminate this Agreement and his employment hereunder for good reason (“Good Reason”) following the occurrence of one or more of the events (in each case without the Executive’s written consent) set forth below:

(i) a reduction in the Executive’s Base Salary;

(ii) a material diminution in the Executive’s title, duties, authority, or responsibilities; or

(iii) the Company’s material breach of a material provision of this Agreement or any other material contract between the Executive and the Company.

Notwithstanding anything to the contrary contained in this Agreement, in order for the Executive to terminate his employment hereunder for Good Reason, the Executive must provide written notice to the Company within thirty (30) days after the date upon which the Executive first became aware of the events that constituted such Good Reason, such events must not have been cured within thirty (30) days following receipt of such notice by the Company demanding that such matters be cured, and the Executive must terminate his employment at the end of such thirty (30) day cure period.

(g) Without Good Reason. The Executive shall have the right to terminate this Agreement and the Executive’s employment hereunder at any time without Good Reason on sixty (60) days’ prior written notice to the Company (which sixty (60) days’ notice may be waived or reduced in the Board’s discretion).

(h) Effect of Termination. Effective as of any date of termination of the Executive’s employment with the Company, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with any member of the Company Group, including, but not limited to any position as an officer, direct or fiduciary of any Company Group-related entity or any Company Group employee benefit plan. The Executive agrees that he shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 8(h).

(i) Cessation of Professional Activity. Upon delivery of a written notice of termination by either party hereto, the Company may relieve the Executive of his duties and responsibilities and require the Executive to immediately cease all professional activity on behalf of any member of the Company Group. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his duties and responsibilities during the pendency of such investigation; provided, however, that, during such period, the Company shall remain bound by the terms hereof, including, without limitation, the payment to the Executive of his Base Salary and benefits earned pursuant to the terms hereof.

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9. Payments Upon Termination.

(a) Payments Upon Termination (other than By the Executive with Good Reason or By the Company Without Cause). If the Executive’s employment with the Company shall be terminated during the Term, in each case, as a result of any of the events set forth in Sections 8(a), (b), (c), or (e), or as a result of the Executive having terminated his employment with the Company other than for Good Reason in Sections 8(g), then the Company shall:

(i) pay to the Executive his Base Salary at the time of termination earned through the date of termination;

(ii) pay to the Executive his accrued but unused vacation in accordance with the Company policy; and

(iii) reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement under Section 7(collectively, (i) through (iii), the “Accrued Benefits”);

provided, however, that, upon the satisfaction of its obligations in this Section 9(a), the members of the Company Group shall have no further obligation to the Executive under this Agreement.

(b) Payments Upon Termination By the Company Without Cause or By the Executive With Good Reason. If this Agreement and the Executive’s employment with the Company shall be terminated during the Term by the Company without Cause pursuant to Section 8(d) (for a reason other than those covered by Sections 8(a), (b), (c), (e), or (g)) or by the Executive for Good Reason pursuant to Section 8(f), the Company shall pay and/or reimburse the Executive for the Accrued Benefits and, subject to Sections 9(c) and Sections 10-12, shall pay the Executive an amount in cash equal to the Base Salary at the time of termination; an estimate of the Executive’s annual bonus for the year of Executive’s termination date, based on percent achievement against pro-rata targets, to be paid within 30 days of the Executive’s last day of employment (For example, if at the time of termination, the Executive has achieved 105% of Plan performance as of the termination date, the Executive will be eligible for 105% times the full annual target bonus.); and vesting of all equity and equity-based awards granted under the Employer’s stock incentive plans, to be computed on the Executive’s last day of employment and distributed within 90 days of the Executive’s last day of employment (together the “Severance”), which will be payable to the Executive in substantially equal installments over twelve (12) months following the Executive’s termination of employment and in accordance with the Company’s customary payroll practices and procedures, beginning with the next payroll date immediately following the expiration of the sixtieth (60th) day following the date of termination (which first payment shall include any payments of Base Salary that should have been made during such sixty (60)-day period but for the sixty (60)-day release consideration period); provided, however, that, upon the satisfaction of its obligations in this Section 9(b), the members of the Company Group shall have no further obligation to the Executive under this Agreement.

(c) Release. The Executive agrees, as a condition to receipt of the Severance provided for in Section 9(b), that the Executive will execute a separation agreement and general release, in a form to be provided by the Company at such time (the “Release”), releasing any and all claims the Executive may have (other than enforcement of this Section 9), against the Company Group, its affiliates, and their respective associated persons and entities, but which shall not include a release of any of the Executive’s rights to indemnification as an officer of any member of the Company Group, and such Release must be delivered and no longer subject to revocation prior to the sixtieth (60th) day following the Executive’s date of termination. The Executive shall not be entitled to receive any Severance unless the Release has become fully enforceable and non-revocable prior to the sixtieth (60th) day after the date of termination.

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10. Confidential Information.

(a) The Executive agrees to, at all times during the Term and thereafter, except as otherwise permitted under Sections 10(c) and (d), the Executive shall not use, publish, divulge, communicate, share, provide access to or otherwise disclose any Confidential Information.

(b) The Executive understands that “Confidential Information” means any Company Group proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to: research, product plans and developments, prototypes, products, services, customer lists and customers, prospective customers and contacts, proposals, customer purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with customers, customer research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, information regarding compensation, skills, training, promotions, and duties, as well as reports and other business information that the Executive learns of, obtains, or that is disclosed to the Executive relating to the Company Group at any time prior to or during the course of the Executive’s service to the Company Group, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have been made generally available to the public and become publicly known through no wrongful act of the Executive’s or any other person owing a duty of confidentiality to the Company Group. The Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into his possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of his obligations hereunder. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.

(c) Notwithstanding any other provision of this Agreement, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive is further notified that if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose the trade secrets of any such member of the Company Group to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

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(d) Nothing in this Agreement or in any policy of any member of the Company Group prohibits the Executive from reporting possible violations of U.S. federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including, without limitation, by initiating communications directly with, responding to any inquiry from, or providing testimony before any U.S. federal, state or local regulatory authority or agency or self-regulatory organization, including, without limitation, the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any U.S. federal, state, or local law or regulation. Similarly, nothing in this Agreement or in any policy of any member of the Company Group is intended to limit in any way the Executive’s right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, or comparable state or local agencies. The Executive retains the right to communicate with the EEOC and comparable state or local agencies, and such communication can be initiated by the Executive or in response to a communication from any such agency, and is not limited by any obligation contained in this Agreement. The Executive also may make confidential disclosures to an attorney retained by the Executive.

(e) If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, he will provide the Company with prompt written notice thereof, unless otherwise prohibited by applicable law, so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 10 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable efforts to obtain reliable assurances that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 10(e) shall not apply to any communication permitted under Section 10(c) or (d).

11. Return of Documents and Property. Upon termination of the Executive’s employment with the Company (for any reason) or at any other time upon the written request of the Company, the Executive (or his heirs and/or personal representatives): (a) shall deliver, or cause to be delivered, to the appropriate member of the Company Group, and shall not retain for the Executive’s or anyone else’s use, all memoranda, disks, files, notes, records, documents or other materials obtained in connection with the Executive’s employment with the Company or which otherwise relate to the business of the members of the Company Group (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including, without limitation, computer disk or memory); (b) purge from any computer system in his possession, other than those owned by and returned to the appropriate member of the Company Group, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the members of the Company Group, including, without limitation, computers and cellular phones, in accordance with their respective policies in effect from time to time.

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12. Assignment of Work Product.

(a) The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by the Executive (whether alone or jointly with others) while employed by the Company Group, whether before or after the date of this Agreement (“Work Product”), belong to the applicable member of the Company Group. The Executive shall promptly disclose such Work Product to the Company and at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Executive’s employment with the Company Group) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). The Executive acknowledges that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company Group, shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company in perpetuity and throughout the world, all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Section 12 shall not apply to any invention that the Executive developed entirely on the Executive’s own time without using the Company Group’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to the Company Group’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company Group.

(b) The Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not the Executive remains employed by the Company at the time such request is made, in order to permit the members of the Company Group and/or their respective successors or assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property; provided, however, that the Company shall bear the cost of any such assignments, applications, or consequences.

13. Enforceability of Restrictive Covenants.

(a) The Executive hereby acknowledges and agrees that (i) the restrictions on his activities contained in Sections 10, 11, and 12 are necessary for the reasonable protection of the members of the Company Group and their goodwill and are a material inducement to the Company entering into this Agreement and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the members of the Company Group for which there is no adequate remedy at law.

(b) The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 10, 11, and 12, the members of the Company Group shall be entitled, in addition to any other rights or remedies available to the members of the Company Group at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise and without the requirement of posting of a bond.

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(c) The parties hereto acknowledge that the time, scope and other provisions contained in Sections 10, 11, and 12 are reasonable and necessary to protect the goodwill and business of the members of the Company Group.

(d) If any covenant contained in Sections 10, 11, and 12 is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e) The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the members of the Company Group of any provision of Sections 10, 11, and 12.

(f) The provisions of Sections 10, 11, and 12 are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time. To the extent a covenant set forth in Sections 10, 11, and 12 conflicts with a covenant or obligation set forth in any other such agreement, the provision that is more favorable to the members of the Company Group will control.

14. Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him, and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive’s ability to perform his obligations under this Agreement. The Executive hereby agrees to indemnify and hold the members of the Company Group harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the members of the Company Group in connection with any such breach or violation by the Executive of any such understanding, contract or commitment.

15. Taxes.

(a) Payment of all compensation and benefits to the Executive by the Company shall be subject to all legally required and customary withholdings and deductions.

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(b) The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (collectively, “Section 409A”) and the Executive shall be solely responsible for and no member of the Company Group, nor any of their affiliates, owners or investors shall be liable for, any additional tax, interest or penalty that may be imposed on the Executive under Section 409A. It is intended that this Agreement shall either comply with, or be exempt from, Section 409A and this Agreement shall be interpreted on a basis consistent with such intent. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall, to the extent required to avoid additional taxes under Section 409A, be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that Executive would receive under this Agreement, when combined with any other payment or benefit he receives that is contingent upon a change in control (as determined under Section 280G of the Code) (collectively, the “CIC Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such CIC Payments shall be either: (x) the full amount of such CIC Payments; or (y) such lesser amount (with CIC Payments being reduced in the order and priority established by the Compensation Committee) as would result in no portion of the CIC Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount of the CIC Payments notwithstanding that all or some portion of the CIC Payments may be subject to the Excise Tax. The Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed by the Company Group for any such payments. The Company shall attempt to cause its accountants to make all of the determinations required to be made under this Section 15(c), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and the Executive. For purposes of making the calculations required by this Section 15(c) the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section 15(c).

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16. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to an affiliate or a purchaser or assignee of all or substantially all of the assets of the members of the Company Group or their respective businesses. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole discretion).

17. Entire Agreement. This Agreement, and the agreements and documents referred to herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof and thereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

18. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party hereto against whom enforcement of any such amendment, supplement or modification is sought.

19. Survival. The provisions of Sections 8(h), 8(i), and 9 through 32 shall survive the termination or expiration of this Agreement and the Term.

20. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery if delivered by hand, facsimile or e-mail transmission (unless the sender receives a bounce back or failure to deliver message notification); (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

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(a) If to the Executive, to the Executive’s address on file with the Company.

(b) If to the Company to:

The Eastern Company

3 Enterprise Drive; Suite 408

Shelton, CT 06484

Attn: Chairman of the Board of Directors

Either party hereto may change the address to which notice shall be sent by giving notice of such change of address to the other party hereto in the manner provided above.

21. Waivers. The failure or delay of either party hereto to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by either party hereto of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by either party hereto in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

22. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed in accordance with the laws of the State of Connecticut applicable to contracts executed and to be wholly performed within such State. Subject to Section 23 below, each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Connecticut for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts; provided, however, that nothing in this Agreement shall prevent either party hereto from enforcing a judgment entered into by any such court in any other jurisdiction. Each party hereto further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON STATUTE, CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

23. Dispute Resolution. The Executive and the Company agree that all disputes arising out of or relating to this Agreement, the parties’ employment relationship, or any termination thereof (“Disputes”) shall be resolved by binding arbitration as the sole and exclusive procedure for the resolution of such Disputes, in the State of Connecticut, to be conducted by JAMS in accordance with its employment dispute resolution rules then in effect. Notwithstanding the foregoing, the Parties may seek injunctive or other equitable relief from any court having jurisdiction by way of a temporary restraining order, stay, preliminary injunction, or other provisional remedy to which either Party would be entitled in the absence of this arbitration clause. Nothing in this Section is intended to or shall apply in respect of claims the mandatory arbitration of which is expressly barred by law.

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24. Severability. Without limiting the generality of Section 13(d), if any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

25. Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

26. Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement, any amendments hereto, to the extent delivered by means of facsimile or electronic mail in “.pdf”, “.tif” or similar format (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via Electronic Delivery.

27. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including, without limitation, Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not Saturday, Sunday or such holiday.

28. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the members of the Company Group, during the Term and thereafter, by being available to testify on behalf of the members of the Company Group in any action, suit or proceeding, whether civil, criminal, administrative or investigative. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the members of the Company Group, the Executive agrees to cooperate with the members of the Company Group, during the Term and thereafter, to assist the members of the Company Group in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives of or counsel to the members of the Company Group, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable and documented out-of-pocket expenses actually incurred in connection with the Executive’s cooperation and assistance.

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29. Third Party Beneficiaries. Each member of the Company Group is an intended third party beneficiary of this Agreement with the right to enforce the Executive’s obligations hereunder as if a party hereto.

30. Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties hereto acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against either party hereto.

31. Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

32. Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

[Remainder of this page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first written above.

COMPANY:

The Eastern Company

By:	/s/ James Mitarotonda
James Mitarotonda Chairman of the Board

EXECUTIVE:

By:	/s/ Mark Anthony Hernandez
Mark Anthony Hernandez

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